As filed with the Securities and Exchange Commission on June 21, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SPREADTRUM COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Spreadtrum Center, Building No. 1

Lane 2288, Zuchongzhi Road

Zhangjiang, Shanghai 201203

People’s Republic of China

Attn: Dr. Leo Li, President and Chief Executive Officer

(8621) 2036-0600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Spreadtrum Communications, Inc. 2007 Equity Incentive Plan

(Full title of the plan)

National Corporate Research, Ltd.

10 E. 40th Street, 10th Floor

New York, New York 10016

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carmen Chang, Esq.

Eva H. Wang, Esq.

Covington & Burling LLP

2301 Tower C Yintai Centre

2 Jianguomenwai Avenue, Beijing 100022

People’s Republic of China

(8610) 5910-.0591

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share	Proposed maximum Aggregate offering price	Amount of registration fee
Ordinary shares, par value $0.0001 per share	700,680 ordinary shares(3)	$6.31(4)	$4,421,290.80 (4)	$506.68

(1)	The ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), of the Registrant may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents three Ordinary Shares. A separate registration statement on Form F-6 has been filed on June 13, 2007, for the registration of ADSs evidenced by American Depositary Receipts issuable upon deposit of Ordinary Shares.
(2)	The amount being registered also includes an indeterminate number of Ordinary Shares which may be offered as a result of any stock splits, stock dividends and anti-dilution provisions and other terms in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Represents an increase approved by the Registrant’s Board of Directors on May 23, 2012 of 700,680 Ordinary Shares reserved for future grant under the Spreadtrum Communications, Inc. 2007 Equity Incentive Plan (the “2007 Plan”).

(4)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price for 700,680 Ordinary Shares are based on $18.93 per ADS (the average of the high and low prices of the Registrant’s ADSs as reported in the Nasdaq Global Market on June 14, 2012), or $6.31 per Ordinary Share.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents of the Registrant filed with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2011 filed with the Commission on April 10, 2012;

(b)	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2011; and

(c)	The description of the Registrant’s Ordinary Shares and ADSs set forth under “Description of Share Capital” and “Description of American Depositary Shares” in the prospectus filed with the Commission on June 28, 2007 pursuant to Rule 424(b) under the Securities Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Ninth Amended and Restated Articles of Association provide for indemnification of officers and directors out of the assets of the Registrant from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur in their capacities as such, except through their own willful neglect or default.

The Registrant has entered or intends to enter into indemnification agreements with each of its directors and executive officers whereby it agrees to indemnify them against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below.)

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, People’s Republic of China on June 21, 2012.

Spreadtrum Communications, Inc.

By:	/s/ Leo Li
Name:	Leo Li
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Leo Li and Shannon Gao, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Leo Li Leo Li	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	June 21, 2012
/s/ Shannon Gao Xiaoning (Shannon) Gao	Chief Financial Officer (Principal Financial and Accounting Officer)	June 21, 2012
/s/ Datong Chen Datong Chen	Director	June 21, 2012
/s/ Hao Chen Hao Chen	Director	June 21, 2012
/s/ Scott Sandell Scott Sandell	Lead Director	June 21, 2012
/s/ Zhongrui Xia Zhongrui Xia	Director	June 21, 2012
/s/ Carol Yu Carol Yu	Director	June 21, 2012

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement on June 21, 2012.

By:	/s/ Leo Li
Name:	Leo Li
Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Registrant’s Form of American Depositary Receipt, incorporated by reference to Exhibit A to Exhibit 99(a) to the Registrant’s Registration Statement on Form F-6 filed on June 13, 2007 (File No. 333-143705)
4.2	Registrant’s Form of Certificate for Ordinary Shares, incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form F-1 filed on June 22, 2007 (File No. 333-143555)
4.3	Spreadtrum Communications, Inc. 2007 Equity Incentive Plan, incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1 filed on June 12, 2007 (File No. 333-143555)
5.1	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the validity of the Ordinary Shares being registered
23.1	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company
23.2	Consent of Maples and Calder (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to the Registration Statement)